EX-28.g.1.ii

AMENDMENT NO. 2 TO THE GLOBAL CUSTODIAL SERVICES AGREEMENT

This Amendment No. 2 ("Amendment No. 2") is made as of the 1st day of November 2017 by and between CITIBANK, N.A., a national banking institution incorporated under the laws of the United States of America, acting by and through its New York Offices, in its role as custodian (the "Custodian") and Dimensional Emerging Markets Value Fund (the ''Client''), a statutory trust organized under the laws of Delaware, on behalf of the portfolios listed on Exhibit B to the Global Custodial Services Agreement made on December 21, 2012, as amended,   , (the "Original GCSA") between the Client and the Custodian. All capitalized terms used in this Amendment No. 2 and not defined herein shall have the respective meanings ascribed to them in the Original GCSA.

WHEREAS, the Client and the Custodian both intend that the term of the Original GCSA shall be extended so that the Custodian shall continue to provide custodial services under the terms of the Original GCSA, as modified hereby, for an additional term of five years.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereby agree to amend the Original GCSA as follows (deleted material is ~~struck through~~; new material is underlined, for explanatory purposes only):

1.  Section 19(A) of the original GCSA is hereby amended to read in its entirety as follows:

"Term. This Agreement will begin on January 1, 2013 (the "Effective Date") and have an initial term of ~~five (5)~~ ten (10) years from the Effective Date (the "Initial Term"). Thereafter this Agreement shall continue indefinitely until terminated pursuant to Section 19(B)."

2.  The Notice Address for the Custodian in Section 21(J) is hereby amended to read as follows:

Citibank, N.A.
390 Greenwich Street 3rd Floor
New York NY 10013
Attn: Peter Verduin

Except as specifically set forth herein, all other provisions of the original GCSA shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the date first above written.

CITIBANK, N.A.,
Custodian

By: /s/ Peter Verduin
Print Name and Title: Peter Verduin, Man. Director

DIMENSIONAL EMERGING MARKETS VALUE FUND,
Client

By: /s/ Carolyn O
Carolyn O
Vice President